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                                                                    Exhibit 99.5


                          CHRIS-CRAFT INDUSTRIES, INC.
                 UNAUDITED CONSOLIDATING STATEMENT OF OPERATIONS
                    FOR THE TWELVE MONTHS ENDED JUNE 30, 2001

                                  (in millions)

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
                               Consolidated   Combined                  Consolidated
                                  United         BHC                         BHC      Industrial  Head                  Chris-Craft
                                Television  TV Division  Eliminations  Communications  Division  Office  Eliminations  Consolidated
                                ----------- ------------ ------------- --------------- --------- ------- ------------- ------------
 Net revenues                       $ 219      $ 259          $ -            $ 478       $ 25      $ -         $ -        $ 503
 Operating Expenses
   Television expenses                 93        154            -              247          -        -           -          247
   Cost of goods sold                   -          -            -                -         16        -           -           16
   Selling, general &
     administrative                    72         52            1              125          4        8           -          137
   Depreciation and
     amortization                       2         24            -               26          -        2           -           28
                               ----------------------------------------------------------------------------------------------------
 Total costs & expenses               167        230            1              398         20       10           -          428

 Operating income (loss)               52         29           (1)              80          5      (10)          -           75
   Interest and other income           23        108            -              131          -       15           -          146
   Equity in associated
     companies                          -         32          (32)               -          -        -           -            -
                               ----------------------------------------------------------------------------------------------------
                                       23        140          (32)             131          -       15           -          146
                               ----------------------------------------------------------------------------------------------------
 Income (loss) before income
    taxes & minority interest          75        169          (33)             211          5        5           -          221
 Income tax provision (benefit)        19        (36)           -              (17)         2        -           2          (13)
                               ----------------------------------------------------------------------------------------------------
 Income (loss) before minority
    interest                           56        205          (33)             228          3        5          (2)         234
 Minority interest                      -          -           24               24          -        -          41           65
                               ----------------------------------------------------------------------------------------------------
 Net income (loss)                   $ 56      $ 205        $ (57)           $ 204        $ 3      $ 5       $ (43)       $ 169
                               ====================================================================================================

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